Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-91274 and 333-101097) pertaining to the Stock Option Plans of Pacer Technology of our report dated August 11, 2003, with respect to the consolidated financial statements and schedules of Pacer Technology included in the Annual Report (Form 10-K) for the year ended June 30, 2003.

/s/ ERNST & YOUNG LLP
Orange County, California
September 23, 2003